Exhibit 10.1

May 6, 2026

Albert Luderer, Ph.D.

Dear Dr. Luderer:

It is a pleasure to confirm an offer of employment with Bionano Genomics, Inc. (the “Company”) to you for the full-time position of Interim Chief Executive Officer. Your employment will terminate upon the appointment by the Company of a permanent Chief Executive Officer. However, your employment will be “at will” and can be terminated by you or the Company at any earlier time for any reason. You will not be entitled to any severance benefits upon your cessation of employment, irrespective of the reason for your cessation of employment.

During your employment, you will receive an annual base salary of $600,000, payable in accordance with the Company’s regular payroll practices (and pro-rated for partial years of employment). For the 2026 calendar year, you will be eligible to earn an annual incentive bonus. Your maximum annual incentive bonus opportunity for 2026 will be $400,000 based upon a full year of service; however, it will be pro-rated for the time you are actually employed during 2026. It may be earned based on the achievement of performance metrics approved by the Compensation Committee of the Company’s Board of Directors. If earned, the bonus will be paid in calendar year 2027, and no later than March 15, 2027. In order to earn the bonus, you must remain employed through the earlier of (i) the bonus payment date and (ii) the date upon which a permanent Chief Executive Officer is appointed by the Company. During your employment, you will also be entitled to a monthly stipend of $4,000, which is intended to help defray housing and travel costs that you may incur in connection with your employment. All amounts earned hereunder will be subject to applicable federal, state and local withholding taxes.

Unless otherwise determined by the Compensation Committee, you will not be entitled to receive an equity grant in 2026. In addition, please note that as an employee of the Company, you will cease to be separately compensated for your service on the Company’s Board of Directors.

Other than as provided above, you will be entitled to participate in the Company’s standard health and welfare benefit plans offered to its employees, in accordance with the eligibility requirements and other terms and conditions set forth in those plans. Subject to applicable law, for the purpose of determining “years of vesting service” (or a similar concept) under any program, plan or arrangement maintained by the Company or its affiliates, you will not receive service credit for the time that you served as a non-employee director on the Company’s Board of Directors prior to your commencement of employment under this letter. You will be entitled to paid time off in accordance with the Company’s standard policies. Nothing in this letter restricts the Company from amending or terminating any of its benefit plans at any time.

Your principal place of employment will be in San Diego, California.

Albert Luderer

As a condition of employment, you must execute and agree to abide by the Confidential Information and Inventions Assignment Agreement and other standard executive onboarding documentation provided to you.

During your employment, you agree to serve, if elected or appointed, as an officer, director or trustee of the Company and any of its affiliates, and in such capacity to carry out the duties and responsibilities reasonably appropriate to any such position. Contemporaneous with the cessation of your employment for any reason, if requested by the Company’s Board of Directors, you agree to resign from all officer, director and trustee positions with the Company and its affiliates and execute any documents requested by the Company and its affiliates to confirm that resignation.

You agree to comply and be bound by the policies of the Company and its affiliates as in effect from time to time, including (without limitation) policies regarding ethics, personal conduct, stock ownership, securities trading, clawback and hedging and pledging of securities.

We look forward to working with you. To accept our offer of employment on the terms and conditions outlined in this letter, please sign below.

Sincerely,

/s/ Jonathan Dixon

Jonathan Dixon, General Counsel

ACKNOWLEDGED AND ACCEPTED:

/s/ Albert Luderer

Albert Luderer, Ph.D.